EXHIBIT 99.1



FOR IMMEDIATE RELEASE

   WORKFLOW MANAGEMENT, INC. REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 1999

                Signs Letters of Intent to Acquire Four Companies

                       Announces Stock Repurchase Program

      PALM BEACH, Fla., August 24, 1998 - Workflow Management, Inc. (NASDAQ:
WORK) today announced that revenues for the first quarter of fiscal 1999 ended July 25, 1998 increased 10.1% to $90.5 million over the comparable quarter last year. Workflow reported operating income, before one time charges, of $5.3 million for the first quarter of fiscal 1999, as compared to operating income, before one time charges, of $5.0 million in the first quarter of fiscal 1998 and $5.2 million in the fourth quarter of fiscal 1998 on a pro forma basis. Net income for the first fiscal quarter was $0.16 per diluted share on a pro forma basis, as compared to net income of $0.18 per diluted share in last year's comparable quarter, assuming a comparable number of shares outstanding. As expected, net income was impacted by higher interest expense and corporate overhead as a stand-alone company. Workflow Management completed the spin-off from U.S. Office Products Company on June 9, 1998.

      Workflow also announced today that it has signed letters of intent to purchase four companies for an aggregate purchase price of $13.5 million. At closing, the combined companies are expected to contribute annualized revenues of approximately $22 million, annualized EBIT of approximately $3.1 million and annualized earnings per share of approximately $0.05 per share. These accretive acquisitions will increase Workflow's geographic footprint into one new market and strengthen existing operations in two strategic markets. The transactions include three document distribution companies, based in Puerto Rico, New York City and Los Angeles, a new market. The fourth company is an envelope manufacturer, based in New York City, which will further strengthen Workflow's position as the leading manufacturer of envelopes in that region. The acquisitions are expected to close by the end of September 1998.

      Tom D'Agostino, Chairman and Chief Executive Officer, commented, "Today's announcements reflect our success in implementing both our organic and consolidation growth strategies, as well as our long-term commitment to building shareholder value. In less than three months since our spin-off from U.S. Office Products, we are beginning to reap the benefits of a more focused and aggressive management effort. Our first quarter financial results reflect our continued success in cross-selling our multi-platform businesses, integrating recent acquisitions and building customized outsourcing programs."

      Steve Gibson, Chief Financial Officer, commented, "Our first quarter results reflect strength across all of our product lines, which are performing at or above our expectations. We are very pleased with the increase in revenue and the operating income growth that each of our units has achieved. As expected, our bottom line results were impacted by higher interest expense and corporate overhead."

      Mr. D'Agostino continued, "Our announced acquisitions will strengthen and expand our product lines, while contributing to our revenue and profit growth. At closing, all three document distribution companies will be integrated into GetSmart, our Internet-based transaction and information system. Leveraging this proprietary technology, we foresee tremendous cross-selling opportunities, particularly in the outsourcing industry. Internet sales in our product distribution line now approach 50% of our revenues. Our technology will also support our efforts to improve operating margins through the consolidation of operations, improved purchasing programs and the implementation of cost controls. With a strong financial position and solid organic growth, we will continue to pursue accretive acquisitions in the highly fragmented graphic arts industry."


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

      Workflow also announced today that its Board of Directors has approved a share repurchase program of up to two million shares of its common stock.

      "Reflecting our long-term commitment to increasing shareholder value, we are implementing a share repurchase program," stated Mr. D'Agostino. "We do not believe Workflow's current share price adequately reflects the value of our proprietary technology, integrated manufacturing and distribution infrastructure and growth prospects. As a result, we believe that the repurchase is a good investment and is in the best interests of the company and our shareholders. Demand for our services remains strong and we are confident that we will continue to increase the value of our company through the aggressive implementation of our growth plans."

      Workflow Management, Inc. is a leading graphic arts company providing documents, envelopes and commercial printing to over 22,000 businesses in North America. Workflow also offers various electronic print and facilities management services, which allow customers to realize cost savings by outsourcing non-core operations. The company has 17 manufacturing facilities in seven states and five Canadian provinces, 26 distribution centers, eight print-on-demand centers and 59 sales offices, with more than 2,100 employees. The company's shares are traded on the Nasdaq Stock Market under the symbol: WORK.

      This press release contains "forward-looking statements," within the meaning of federal securities laws, that involve risks and uncertainties. All statements herein, other than those consisting solely of historical facts, that address activities, events or developments that the company expects or anticipates will or may occur in the future, including such things as proposed acquisitions, business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, may be forward-looking statements. Statements herein are based on certain assumptions and analyses by the company in light of its experience and its perception of historical trends, current conditions and potential future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results, events and developments will conform with the company's expectations is subject to a number of risks and uncertainties and important factors could cause actual results, events and developments to differ materially from those referenced in, contemplated by or underlying any forward-looking statements herein, including, among others, the company's consummation of proposed acquisitions and its ability to integrate acquired businesses into its existing operations, the continued development and viability of the company's operations, the company's ability to manage its growth, the impact of industry and economic conditions, competition and other factors, many of which are beyond the control of the company. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission, and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized, including, but not limited to, the proposed acquisitions announced herein.

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

                                    Workflow Management, Inc.
                               Consolidated Statement of Operations




                                                               Actual Results
                                                         For The Three Months Ended
------------                                 ---------------------------------------------------

                                               July 25, 1998                    July 26, 1997
                                             ------------------                -----------------
                                                (Unaudited)                      (Unaudited)
Revenues                                             $  90,485                        $  82,163
Cost of revenues                                        65,948                           60,268
                                             ------------------                -----------------
  Gross profit                                          24,537   27.1%                   21,895    26.6%

S, G & A expenses                                       19,069                           16,871
Amortization expense                                       133                               49
                                             ------------------                -----------------
  Operating income before one-time charges               5,335    5.9%                    4,975     6.1%

One-time charges:
 Restructuring costs
 Strategic restructuring plan                            3,818
                                             ------------------                -----------------
  Operating income after one-time charges                1,517    1.7%                    4,975     6.1%

Interest expense and other                               1,146                              443
                                             ------------------                -----------------

Income before provision for income taxes                   371                            4,532
Provision for income taxes                                 163                            1,829

                                             ------------------                -----------------
Net income
                                                     $     208                        $   2,703
                                             ==================                =================



EBITDA                                               $   3,146    3.5%                $   6,584     8.0%
EBITDA before one-time charges                       $   6,964    7.7%                $   6,584     8.0%


GAAP EPS Data:
  Basic                                              $    0.01                        $    0.19
  Diluted                                            $    0.01                        $    0.19

EPS before one-time charges:
   Net income before one-time charges                $   2,346                        $   2,703
   Basic EPS before one-time charges                 $    0.14                        $    0.19  (A)
   Diluted EPS before one-time charges               $    0.14                        $    0.19  (A)


Weighted average shares outstanding:
  Basic EPS data                                        16,265                           14,171  (A)
  Diluted EPS data                                      16,475                           14,416  (A)



                                                             Pro Forma Results
                                                         For The Three Months Ended
                                             ---------------------------------------------------

                                              July 25, 1998                     April 25, 1998
                                             -----------------                 -----------------
                                               (Unaudited)                       (Unaudited)

Revenues                                            $  90,485                         $  95,947
Cost of revenues                                       65,948                            69,880
                                             -----------------                 -----------------
  Gross profit                                         24,537    27.1%                   26,067   27.2%

S, G & A expenses                                      19,069                            20,676
Amortization expense                                      133                               184
                                             -----------------                 -----------------
  Operating income before one-time charges              5,335     5.9%                    5,207    5.4%

One-time charges:
 Restructuring costs                                                                        872
 Strategic restructuring plan
                                             -----------------                 -----------------
  Operating income after one-time charges               5,335     5.9%                    4,335    4.5%

Interest expense and other                              1,146                               595
                                             -----------------                 -----------------

Income before provision for income taxes                4,189                             3,740
Provision for income taxes                              1,843                             1,608

                                             -----------------                 -----------------
Net income
                                                    $   2,346                         $   2,132
                                             =================                 =================



EBITDA                                              $   6,964     7.7%                $   6,460    6.7%
EBITDA before one-time charges                      $   6,964     7.7%                $   7,332    7.6%


GAAP EPS Data:
  Basic                                             $    0.16                         $    0.15
  Diluted                                           $    0.16                         $    0.15

EPS before one-time charges:
   Net income before one-time charges               $   2,346                         $   2,629
   Basic EPS before one-time charges                $    0.16                         $    0.18
   Diluted EPS before one-time charges              $    0.16                         $    0.18


Weighted average shares outstanding:
  Basic EPS data                                       14,625                            14,625
  Diluted EPS data                                     14,642                            14,625



(A) The weighted average common shares outstanding and EPS amounts were calculated using the common shares outstanding during the period for U.S. Office Products Company ("USOP") prior to the distribution of its shares under the USOP strategic restructuring plan implemented June 9, 1998. If the number of common shares outstanding for USOP during such period were equivalent to the number of shares presently outstanding for Workflow Management, Inc., earnings per share would have been $0.18.




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